EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Jeff Grossman Solebury Communications Group 678-421-3800 IR@primedia.com

PRIMEDIA EXPLORING STRATEGIC ALTERNATIVES

ATLANTA (Jan. 11, 2011) – PRIMEDIA Inc. (NYSE: PRM), the premier vertical search company in the business of providing renters and new home buyers with the information and tools they need to find the ideal place to live, today announced that it is exploring a variety of strategic alternatives, including a possible sale of the Company.  The Company further stated that as a part of the process, the Board of Directors had retained Moelis & Company, LLC as its financial advisor.

The Company has not set a definitive timetable for completing its exploration of strategic alternatives and there can be no assurance that the process will result in any transaction.  The Company does not expect to make further public comment regarding these matters while its exploration process continues.

About PRIMEDIA Inc.
PRIMEDIA helps millions of consumers nationwide find apartments, houses for rent, or new homes for sale through its innovative Internet, print and mobile solutions. From publishing its flagship advertising-supported Apartment Guide since 1975 to launching industry-leading online real estate destinations such as ApartmentGuide.com, NewHomeGuide.com and Rentals.com, PRIMEDIA continues to simplify the consumer home search and drive leads that result in occupancy for property management companies, landlords, new home builders and real estate professionals. For more information visit www.primedia.com.

Forward-looking Statements
This release contains forward-looking statements as that term is used under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the current expectations of the Company regarding, among other things, future economic, competitive and market conditions.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in these forward-looking statements.  Many of these risks and uncertainties are beyond the ability of the Company to control or predict.  These potential risks and uncertainties include, among others, general economic trends and conditions and, in particular, related adverse trends and conditions in the apartment leasing and new home sales sectors of the residential real estate industry, as well as changes in technology and competition; the implementation and results of the Company’s ongoing strategic and cost-cutting initiatives; and the demand by customers for the Company’s products and services.  The Company cautions you not to place undue reliance on these forward-looking statements.  All information in this release is as of January 11, 2011.  The Company undertakes no duty to update or otherwise revise the information contained in this release.

© PRIMEDIA Inc. 2011. All rights reserved. PRIMEDIA, ApartmentGuide.com, Rentals.com and NewHomeGuide.com are trademarks and/or registered trademarks of PRIMEDIA Inc.